UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: June 19, 2015
(Date of earliest event reported)

Arête Industries, Inc.

(Exact name of registrant as specified in its charter)

COLORADO (State or other jurisdiction	33-16820-D (Commission File Number)	84-1508638 (IRS Employer Identification No.)

7260 Osceola Street
Westminster, CO 80030

(Address of principal executive offices) (Zip Code)

(303) 427-8688
(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-   14(c)).

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 19, 2015, our Board of Directors approved the appointment of Randall K. Arnold as a Director effective June 26, 2015.

Mr. Arnold brings over 38 years of experience drilling, completing and producing oil and natural gas wells throughout the major basins in the United States. Mr. Arnold graduated from the University of Oklahoma in 1977 with a Bachelor of Science degree in Mechanical Engineering. Mr. Arnold began his oilfield experience in 1976 while completing his degree with Cameron Iron Works.

After graduating Mr. Arnold accepted a position with Phillips Petroleum as a drilling engineer working in Oklahoma and the North Sea. In 1980, he joined Petro Lewis Corporation ("Petro Lewis") as an operations engineer and over a five year career at Petro Lewis held the positions of District Engineer, Production Superintendent, Operations Manager for the SW Region located in Lubbock, TX and Operations Manager for the Central Region located in Denver, CO encompassing an area from North Dakota to West Texas.

From 1985 to 1995 Mr. Arnold worked for three small independent exploration companies, Liedtke Operating Corp, Emerald Corp, and Wilbanks Exploration. He then started his own company in 1995, Buffalo Operating Corporation. In 2002 Mr. Arnold accepted a position with Delta Petroleum ("Delta") as Operations Manager and was eventually promoted to Senior Vice President of Operations. In 2006 after leaving Delta, he again ran Buffalo Operating Corporation and in 2008 became a member of North Plains Energy ("NPE") and in 2012 was retained by NPE as a consultant until NPE was sold to Kodiak Oil and Gas in 2012.

SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARÊTE INDUSTRIES, INC.

Dated: June 29, 2015
	By:	/s/ Nicholas L. Scheidt
	Name:	Nicholas L. Scheidt
	Title:	Chief Executive Officer